UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 5, 2012 (December 31, 2011)

Bohai Pharmaceuticals Group, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-53401	98-0697405
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Yantai Bohai Pharmaceuticals Group Co. Ltd. No. 9 Daxin Road, Zhifu District Yantai, Shandong Province, China 264000
(Address of principal executive offices)

Registrant’s telephone number, including area code: +86(535)-685-7928

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 5, 2010, Bohai Pharmaceuticals Group, Inc. (the “Company”) entered into a Securities Purchase Agreement with certain accredited investors, for which Euro Pacific Capital, Inc. (“Euro Pacific”) is acting as representative, whereby the Company issued two-year convertible notes in the aggregate amount of $12 million (collectively, the “Notes”) and warrants to purchase shares of the Company’s common stock.  As of the date of this Report, there is currently $10.5 million due under the Notes and the current maturity date of the Notes is January 5, 2012.

On December 31, 2011, the Company entered into an amendment to the Notes with Euro Pacific as representative of the Investors (the “Amendment”) which: (i) extended the maturity date of the Notes from January 5, 2012 to April 5, 2012 (such extra three month period, the “Extended Period”); and (ii) increased the interest rate on the Notes to an annual rate of 12% (or 3% for the Extended Period).  A copy of the Amendment is attached hereto as Exhibit 4.1.  The description of the Amendment is qualified in its entirety by reference to Exhibit 4.1.

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 31, 2011, Mr. Gene Hsiao submitted to the Board of Directors of the Company his resignation as a director of the Company and the Chief Financial Officer of the Company, which resignation became effective on December 31, 2011.  Mr. Hsiao’s resignation was for personal reasons and not as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.  Mr. Hsiao noted in his resignation letter that his decision to resign was difficult as working at the Company has been a great experience for him for which he is extremely grateful.  Mr. Hsiao wished the Company every success in the future and thanked the Company’s Chairman and Chief Executive Officer, Mr. Hongwei Qu, for the opportunities Mr. Hsiao was given during his tenure with the Company.

Mr. Qu noted his thanks to Mr. Hsiao for his service to the Company over the past one and one-half years.  Mr. Qu further noted that the officers and employees of the Company have enjoyed working with Mr. Hsiao and wish him the best in his future endeavors.

The Company is in the process of identifying a qualified candidate to fill the vacancy created by Mr. Hsiao’s resignation.

Item 8.01   Other Information

Fiscal Second Quarter 2012 Revenue Guidance and other information

The Company is hereby publishing its preliminary gross revenue guidance for the second quarter of fiscal year 2012 ended December 31, 2011 in the range of $35.7 million to $40 million which, if achieved, would represent year-over-year quarterly growth of approximately 60.8-80.2%.  The Company expects that this revenue growth were driven by a combination of the acquisition of Yantai Tianzheng Pharmaceuticals Co., Ltd in the first quarter of fiscal 2012 and an increase in sales of the Company’s key products  In addition, the Company expects revenue growth to continue during the second half of fiscal 2012.  During recent fiscal quarters, the Company has been generating net operating cash flow approximately in the range of $3 to 4 million per quarter.

The Company currently produces 19 varieties of approved traditional Chinese herbal medicines.  Of these 19 products, 12 are prescription drugs and 7 are over the counter (or OTC) products.  By the end of the fiscal 2011, the Company added more than 200 level 2 hospitals and more than 10 new drug store chains to its national network of retail locations in China currently selling its key product, Lung Nourishing Syrup.  As a result, the Company now sells Lung Nourishing Syrup in more than 1,600 level 2 hospitals and more than 36 drug store chains across China.

In addition, the Company continues to explore strategic opportunities in its continuing efforts to grow its business and bring value to shareholders, including operational and financing opportunities.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This Current Report on Form 8-K of Bohai Pharmaceuticals Group, Inc. (the "Company") contains, or may contain, statements that are not historical facts and are therefore "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties.  Such statements may include, without limitation, statements with respect to the Company's plans, objectives, projections, beliefs, expectations and intentions and other statements identified by words such as “guidance,” "projects," "may," "could," "would," "should," "believe," "expect," "anticipate," "estimate," "intend," "plan," or similar expressions.  These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission.  Actual results, including, without limitation, future financial results and results regarding the Company's strategic initiatives and the Company’s prospects for growth, may differ significantly from those set forth in the forward-looking statements.  These forward -looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company's control).  The Company does not undertake any obligation to update any forward- looking statement, except as required under applicable law.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits

4.1	Amendment to Convertible Notes
17.1	Letter, dated December 31, 2011, from Gene Hsiao to the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 5, 2012	Bohai Pharmaceuticals Group, Inc.

	By:	/s/ Hongwei Qu
Name: Hongwei Qu
Title: Chief Executive Officer